26061 Merit Circle, Suite 102 Laguna Hills, California 92653 Ph: 949.SONENDO Fax: 949.305.5201

6/3/2024

Dear John:

On behalf of Sonendo, Inc., I am pleased to offer you the position of Chief Financial Officer. Your start date will be 6/5/2024 and you will report to Bjarne Bergheim, President & CEO.

The primary duties and areas of responsibility of this role have been discussed with you previously. Your compensation for this Regular Full-Time, Exempt position will be $425,000.00 per annum, which is $17,708.33 paid on a semi-monthly basis.

You will be eligible to participate in the Company’s bonus program, which may be amended from time to time, with a target incentive of 60% of your annual base salary (pro-rated as may be necessary to reflect your hire date). Your actual incentive bonus payout will depend on the achievement of predetermined objectives and your individual performance. To be eligible for the incentive bonus, you must remain employed and in good standing with the Company through the date that the incentive bonus is paid. The incentive bonus will be paid annually, typically within two months after the fiscal year for which they are earned.

I will recommend to the Sonendo Board that you be granted equity of 720,000 shares in accordance with the terms of the Sonendo Equity Plan and the standard form of agreement issued pursuant to such plan, which provides, among other things, for vesting over time based on your continued service. The issuance of the equity is contingent upon the Sonendo Board’s formal approval.

The Company’s normal business hours are Monday through Friday 8:00am to 5:00pm PT, excluding holidays. However, in your capacity as Chief Financial Officer, it may be necessary for you to work outside of these hours from time to time to fulfill the requirements of the role.

The Company currently offers a benefits package that includes medical, dental, vision, FSA, HSA, 401(k), life and disability insurance. In addition, the Company provides paid holidays, and you will be assigned the Permissive PTO policy. Details of these benefits will be discussed with you when you start the position.

This offer is contingent upon our obtaining:

1.
Proof of eligibility to work in the United States in accordance with the Department of Homeland Security’s Form I-9.
2.
Signed Patent, Copyright and Non-Disclosure Agreement.
3.
Signed Sonendo Mutually Binding Employment Arbitration Agreement.
4.
Satisfactory outcome of a personal background check, which may include drug screening, professional references, verification of previous employment and education, social security verification, criminal background check and a motor vehicle report (MVR) check.

This offer of employment, if not previously accepted by you, will expire seven days from the date of this letter, although additional time for consideration of the offer can be made available if you find it necessary. If you wish to accept the offer, please sign in the place provided below and return it to me within the prescribed time.

While we hope our relationship will be long and mutually beneficial, it should be recognized that neither you, nor we, have entered into any contract of employment, expressed or implied. Our relationship is, and will always be, one of voluntary employment at will. At-will means that either the employee or the Company can terminate the employment relationship at any time with or without cause or reason.

On behalf of the Sonendo team, I’d like to extend a warm welcome to you. We hope that you will consider our offer favorable and choose to join Sonendo, Inc.

Very truly yours,

/s/ Roy T. Chen

Roy T. Chen

Chief Talent Officer

Accepted and Agreed:

/s/ John Bostjancic 6/3/2024

John Bostjancic Date